                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               MGI PHARMA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                                MGI PHARMA, INC.

                            Suite 300E, Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343
                              __________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 14, 1996

TO THE SHAREHOLDERS OF MGI PHARMA, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of MGI PHARMA, INC. ("MGI" or the "Company") will be held on Tuesday, May 14, 1996, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central time, for the following purposes:

     1. To elect a Board of six directors to serve for the ensuing year and until their successors are elected;

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1996; and

     3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Only holders of record of MGI Common Stock at the close of business on March 18, 1996 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       Lori-jean Gille
                                       Secretary
March 29, 1996

                                MGI PHARMA, INC.

                            Suite 300E, Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343
                              __________________

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MGI PHARMA, INC. ("MGI" or the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Tuesday, May 14, 1996, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about March 29, 1996. A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1995 is being furnished to each shareholder with this Proxy Statement.

     All holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 18, 1996 will be entitled to vote at the Annual Meeting. As of that date, a total of 12,784,411 shares of such Common Stock were outstanding, each share being entitled to one vote.
There is no cumulative voting. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named in the Proxy Statement. Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the ratification of the appointment of KPMG Peat Marwick LLP ("KPMG Peat Marwick") as the Company's independent auditors. If a shareholder abstains (or indicates a "withhold vote for" as to directors) from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters. A proxy may be revoked at any time before being exercised, by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but in addition, employees of the Company (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission or in person. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $6,500, plus reasonable expenses incurred, for its services.

                             ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Board of Directors shall consist of no fewer than three members and require that a majority of the members shall be persons who are not employed by, or rendering consulting or professional services for compensation to, the Company, or any corporation controlled by, controlling or under common control with the Company (or related to or directly or indirectly controlled by any of the foregoing). For such purposes, "control" is defined as direct or indirect beneficial ownership of more than 25% of a corporation's voting stock.

     Six directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED BELOW. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below. Each of the nominees is currently serving on the Board of Directors. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, for reasons not now known to the Company, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding the nominees is set forth below:

                                                      PRINCIPAL OCCUPATION AND BUSINESS
         NAME              AGE    DIRECTOR SINCE        EXPERIENCE FOR PAST FIVE YEARS
----------------------     ---    --------------   -----------------------------------------
Frederick W. Armstrong      65    March 1988       Retired corporate executive; prior to
                                                   retirement in January 1992, Vice President
                                                   of American Cyanamid Company (chemicals,
                                                   pharmaceuticals, agricultural and consumer
                                                   products) since December 1985 (1)

Charles E. Austin           68    March 1981       Retired corporate executive; board member
                                                   and advisor to several publicly and
                                                   privately held companies (2)

Hugh E. Miller              60    October 1992     Retired corporate executive; prior to
                                                   retirement in December 1990, Vice
                                                   Chairman and Director of ICI Americas Inc.
                                                   (chemicals, pharmaceuticals, agricultural,
                                                   consumer and specialty products) since
                                                   October 1989 (3)

Robert W. Powell, Jr.       65    December 1988    Retired corporate executive; advisor to
                                                   Aegis Research Corporation; prior to
                                                   retirement in August 1992, Vice President
                                                   and Treasurer of Martin Marietta
                                                   Corporation (aerospace, technology,
                                                   electronics and information management)
                                                   since April 1985

Lee J. Schroeder            67    May 1989         President and Director, Lee Schroeder &
                                                   Associates, Inc. (pharmaceutical industry
                                                   consultants) since April 1985 (4)

Kenneth F. Tempero          56    September 1987   Chairman of the Board and Chief Executive
                                                   Officer of MGI since September 1987 (5)
--------------------------------------------------------------------------------------------

(1) Mr. Armstrong is also a director of CYTEC Industries Inc.
(2) Mr. Austin is also a director of Embrex Inc., Cytogen, Inc. and Hyal Pharmaceutical, Inc.
(3) Mr. Miller is also a director of Wilmington Trust Co., Inc.
(4) Mr. Schroeder is also a director of FirsTier Bank Lincoln, N.A., Interneuron Pharmaceuticals, Inc. and Celgene Corporation.
(5) Dr. Tempero is also a director of EMPI, Inc. In November 1995, Dr. Tempero informed the Board that he would be retiring from MGI. The Board has initiated a search for a new Chief Executive Officer and Dr. Tempero has agreed to continue in his current capacity until his successor is chosen. Dr. Tempero will resign as a director of the Company effective with his retirement from the Company. The Board currently intends to appoint Dr. Tempero's successor as Chief Executive Officer to fill the vacancy on the Board that will be created by Dr. Tempero's retirement. See "-- Summary Compensation Table."

     The Board of Directors has an audit committee consisting of Messrs. Miller and Powell, a compensation committee consisting of Messrs. Armstrong, Austin and Schroeder and a nominating committee consisting of Messrs. Austin and Schroeder and Dr. Tempero. The audit committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The compensation committee reviews and makes certain determinations with respect to designated matters concerning remuneration of employees and officers. The nominating committee considers and makes recommendations to the Board with respect to the number and qualifications of the members of the Board of Directors and the persons to be nominated for election to the Board of Directors. During 1995, the audit committee held two meetings and the compensation committee held four meetings. The nominating committee carries out its duties without holding any formal meetings. In evaluating persons to be nominated for election or appointment to the Board of Directors, the members of the nominating committee meet on an informal basis to identify and present such persons for consideration by the Board of Directors. Shareholder recommendations of potential nominees to the Board of Directors are welcomed at any time and should be made in writing, accompanied by pertinent information regarding nominee background and experience, to the Secretary of the Company.

     During 1995, the Board of Directors held six meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees. The Company's Board of Directors and the committees thereof also act from time to time by written action in lieu of meetings.

     Compensation payable to nonemployee directors for service on the Board of Directors and committees thereof for the next term of office is established each year at the meeting of the Board of Directors preceding the Company's annual meeting of shareholders. Each nonemployee director currently receives $1,000 for each meeting of the Board of Directors that he attends in person. Under the Company's 1993 Nonemployee Director Stock Option Plan (the "Director Plan"), each nonemployee director automatically receives an option to purchase 7,500 shares of Common Stock on the day following his reelection to the Board of Directors. In addition, each new nonemployee director will receive an option to purchase 10,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors. The exercise price of all such options granted under the Director Plan is the fair market value of the Common Stock on the date of grant.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows.

              NAME                   AGE                    POSITION
-------------------------------      ---     ---------------------------------------
Kenneth F. Tempero, M.D., Ph.D. (1)   56     Chairman of the Board and Chief
                                             Executive Officer since September 1987

James V. Adam                         47     Vice President, Chief Financial Officer
                                             since March 1988

Lori-jean Gille                       44     Vice President, General Counsel since
                                             January 1992; Secretary and an executive
                                             officer of the Company since July 1995.
                                             Prior to joining the Company, Ms. Gille was
                                             Director, General Counsel Program for
                                             Dorsey & Whitney LLP from September 1992 to
                                             December 1991 and prior to that was General
                                             Counsel of United HealthCare Corporation

Jon C. Lee                            57     Vice President, Sales and Marketing and an
                                             executive officer since July 1995.  Prior
                                             to joining the Company, Mr. Lee served in
                                             various capacities at Eli Lilly and Company
                                             since 1964

Charles C. Muscoplat, Ph.D.           47     Executive Vice President since November
                                             1987

Rajesh C. Shrotriya, M.D.             52     Vice President, Chief Medical Officer and
                                             an executive officer since July 1995; Vice
                                             President, Medical Affairs from August 1994
                                             to July 1995.  Prior to joining the
                                             Company, Dr. Shrotriya served in various
                                             capacities at Bristol-Myers Squibb Company
                                             since 1976

_______
(1) In November 1995, Dr. Tempero informed the Board that he would be retiring from MGI. The Board has initiated a search for a new Chief Executive Officer and Dr. Tempero has agreed to continue in his current capacity until his successor is chosen. See "-- Summary Compensation Table."

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Overview

     The Board of Directors has delegated to the compensation committee (the "Committee") the authority and responsibility to establish and make certain decisions with respect to the compensation of the Company's executive officers, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company's employees, including executive officers. In addition, the Committee administers the Company's stock option and stock based incentive programs. The Committee is composed entirely of independent, outside directors of the Company.

     Through its executive compensation policies, the Company seeks to attract and retain highly qualified executives who will contribute positively to the Company's continued progress. To achieve these goals, the Company emphasizes compensation arrangements that are tied to Company performance and which provide key employees the opportunity to acquire a significant ownership interest in the Company through stock options, restricted stock and restricted stock units and through stock purchases. The Committee also believes that the availability of certain benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with shareholder interest. Accordingly, the Company makes available a range of benefit programs to its employees (including its executive officers), including life and disability insurance, a 401(k) savings plan, a money purchase retirement plan, an employee stock purchase plan and other benefit programs.

     Process

     In preparation for its annual compensation decisions, the Committee reviews the progress the executive officers have made in leading the Company towards both short-and long-term goals. In order to match the executive officers' goals with shareholder goals, the Committee's general policy has been to hold base salary adjustments to increments that reflect changes in the cost-of-living (once the officer has reached a reasonable level of compensation as determined by the Committee), to reward past performance with cash bonuses and to use stock option grants as a means of motivating executive officers to perform at the highest possible level in the future. The Committee intends to make the total compensation package for executive officers competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company's longer-term market performance. For this purpose, the Committee from time to time compares the Company with a self-selected group of pharmaceutical companies with similar market capitalizations, business characteristics and strategies.

     In making compensation decisions regarding the Company's executive officers, the Committee first meets with the Company's Chief Executive Officer, who presents his recommendations with respect to compensation for the other executive officers. The Committee, with the Chief Executive Officer not present, then reviews his recommendations related to the other executive officers and makes its own independent determination with respect to each executive officer, as well as with respect to the Chief Executive Officer.

     Executive Compensation Program

     The components of the Company's executive compensation program which are subject to the discretion of the Committee on an individual basis include (a) base salaries, (b) stock incentive compensation and (c) performance-based, incentive bonuses. The Committee makes determinations with respect to these components based on a subjective evaluation of each officer, after consideration of both Company and individual performance objectives.

     At its meeting in January 1995, the Committee set 1995 base salaries for and made 1995 stock option grants to the executive officers. Drs. Tempero and Muscoplat and Mr. Adam were the Company's only executive officers at the beginning of 1995. No increases over 1994 base compensation were made for the Company's three executive officers at the January 1995 meeting. Option grants to the Company's executive officers remained at the same level as had been granted in 1994. These options vest over a four-year period and are exercisable at the fair market value of the Common Stock on the date of grant, as set forth in the table entitled "Option Grants During Year Ended December 31, 1995," which follows this report. The size of the option grants was based on the Committee's subjective judgment that these amounts were appropriate to retain these highly qualified officers and to provide an incentive for continued high quality performance.

     Cash incentive bonuses for 1995 were awarded shortly after the end of 1995. Due to the election of three additional executive officers (Ms. Gille, Mr. Lee and Dr. Shrotriya) in July 1995, cash incentive bonus determinations were made for six executive officers by the Committee. The compensation program for executive officers in 1995 was a continuation of the compensation program adopted by the Committee in 1993. Under the bonus program, base cash compensation coupled with a 30% cash bonus was considered by the Committee to be a fair payment for good performance by the Company's executive officers, other than Dr. Tempero. This determination was based primarily on compensation data from comparable companies and the Committee's conclusion that a 30% bonus would place the compensation of the executive officers on a par with the middle tier of such comparable companies. At its meeting in January 1996, the Committee awarded cash bonuses for 1995 in the range of 14% to 19% of 1995 base salaries to the executive officers, other than the Chief Executive Officer. The size of the cash bonuses remained, for a second year, well below the target bonus objectives established by the Committee. This low level of bonuses granted to executive officers for 1995 performance was due in large part to continued disappointing sales growth for

Salagen/(R)/ Tablets and the continuing gap in the Company's short-term product pipeline. The amount of cash bonuses awarded was based on continuing solid performance of the Company in the area of partnering its technology development, highlighted by the conclusion of an agreement with Dainippon Pharmaceutical Co., Ltd. ("Dainippon") relating to development of the Company's acylfulvene technology for the Japanese market, coupled with the potential of approximately $12 million dollars being paid by Dainippon over the next several years for use in development of the acylfulvene technology and in concluding of the Phase III clinical trails relating to use of Salagen/(R)/ Tablets for treatment of dry mouth and dry eyes in Sjogren's syndrome patients. In awarding the 1995 cash bonuses, the Committee also considered the individual accomplishments of the executive officers and of the operating groups reporting to each executive officer.

     Compensation of the Chief Executive Officer

     Dr. Tempero is compensated in accordance with the criteria discussed above relating to the executive compensation program. The Committee makes subjective decisions regarding Dr. Tempero's compensation contemporaneously with that of the other executive officers. As with the other executive officers, Dr. Tempero did not receive any increase in base compensation for 1995, while stock options were awarded at the same level as in 1994. These options have the same vesting and pricing terms as the options granted to the other executive officers, as described in the table entitled "Option Grants During Year Ended December 31, 1995," which follows this report. As with the other executive officers, the size of Dr. Tempero's option grant was based on the Committee's subjective judgment that this amount was appropriate to retain his services and to provide an incentive for continued high quality performance.

     The compensation program for Dr. Tempero, as with the other executive officers as set forth above, was a continuation of the compensation program adopted by the Committee in 1993, with a combination of 1995 base salary and a 45% bonus considered to be a fair payment for good performance by the Chief Executive Officer. Early in 1996, the Committee awarded Dr. Tempero 24% of his 1995 base salary as a cash bonus for 1995, based on conclusion of the agreement with Dainippon discussed above and completion of the Phase III clinical trials for the proposed Sjogren's syndrome indication, partially offset by disappointing sales growth for Salagen(R) Tablets and the continuing gap in the Company's short-term product pipeline.

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this new tax code provision on the Company and has concluded that it is in the best interests of the Company and its shareholders to attempt to qualify the Company's long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included a provision in its 1994 Stock Incentive Plan intended to preserve the full deductibility of certain performance-based compensation under the Code.


                                       FREDERICK W. ARMSTRONG,
                                       CHARLES E. AUSTIN and
                                       LEE J. SCHROEDER,
                                       The Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer and the other named executive officers of the Company.

                                                           LONG-TERM
                                     ANNUAL COMPENSATION  COMPENSATION
                                    --------------------  ------------
                                                             AWARDS
                                                          ------------
                                                           SECURITIES
        NAME AND                                           UNDERLYING       ALL OTHER
   PRINCIPAL POSITION       YEAR      SALARY      BONUS     OPTIONS      COMPENSATION (1)
-----------------------    ------   ----------  --------  ------------  -----------------
Kenneth F. Tempero          1995     $275,000   $ 65,000     60,000          $26,305
Chairman and                1994      275,000     50,000     60,000           28,576
Chief Executive Officer     1993      270,000    150,000     50,000           33,574

James V. Adam               1995     $144,000   $ 27,500     22,000          $21,093
Vice President, Chief       1994      144,000     20,000     22,000           23,274
Financial Officer           1993      131,160     59,000     20,000           16,899

Lori-jean Gille (2)         1995     $134,352   $ 22,500     11,500          $12,389
Vice President, General
Counsel and Secretary

Jon C. Lee (2)              1995     $ 79,063   $ 12,500     45,000          $35,526
Vice President,
Sales and Marketing


Charles C. Muscoplat        1995  $175,560  $27,500  22,000  $22,354
Executive Vice President    1994   175,560   20,000  22,000   25,906
                            1993   170,600   71,000  25,000   22,223

Rajesh C. Shrotriya (2)     1995  $215,250  $30,000  11,500  $44,008
Vice President,
Chief Medical Officer

--------------------------------------------------------------------------------
(1) These amounts represent the Company's contributions to the Company's Retirement Savings Plan, Money Purchase Retirement Plan and split dollar insurance plan.

    Company contributions under the Retirement Savings Plan are made in the form of MGI Common Stock. The amounts included under this column attributable to Company contributions to the Retirement Savings Plan represent the fair market value of MGI Common Stock on the date of the Company's contribution. For 1995, Company contributions were as follows: Dr. Tempero, $4,500, Mr. Adam, $4,320, Ms. Gille, $4,031, Mr. Lee, $0.00, Dr. Muscoplat, $4,500 and
    Dr. Shrotriya, $4,500.

    Company contributions under the Money Purchase Retirement Plan are made annually following the end of each calendar year. For 1995, Company contributions were as follows: Dr. Tempero, $14,367, Mr. Adam, $12,068, Ms. Gille, $8,358, Mr. Lee, $0.00, Dr. Muscoplat, $14,367 and Dr. Shrotriya, $4,136.

    The Company pays a portion of the premium on the split dollar life insurance plan and proceeds payable under or the cash surrender value of such plan are first payable to the Company up to the amount of premiums paid by the Company. For 1995, Company payments were as follows: Dr. Tempero, $7,438, Mr. Adam, $4,705, Ms. Gille, $0.00, Mr. Lee, $35,526, Dr. Muscoplat, $3,487
    and Dr. Shrotriya, $35,372.

(2) Ms. Gille and Dr. Shrotriya were named executive officers of the Company in July 1995. Mr. Lee joined the Company in July 1995.

     In November 1995, Dr. Tempero informed the Board that he would be retiring from MGI. In connection with this planned retirement, MGI and Dr. Tempero entered into a retirement agreement effective December 31, 1995 (the "Retirement Agreement"). The Board has initiated a search for a new Chief Executive Officer and Dr. Tempero has agreed to continue in his current role, at the pleasure of the Board, until his successor is retained (the "Retirement Date").

     From the time that Dr. Tempero's successor is selected through September 30, 1997, Dr. Tempero will, upon request from MGI, provide up to one day per month of consulting services on MGI's behalf. Under the Retirement Agreement, Dr. Tempero will be paid an annualized amount of $280,500 during the period from January 1, 1996 to the later of the Retirement Date or September 30, 1997. As part of Dr. Tempero's compensation under the Retirement Agreement, MGI will, through September 30, 1997, pay Dr. Tempero's portion of coverage under MGI insurance plans and will also make a lump-sum cash payment to Dr. Tempero as of the Retirement Date for employee benefit contributions that MGI would have made on his behalf had he remained employed through September 30, 1997. In addition, on the Retirement Date, MGI will transfer to Dr. Tempero, without charge, its interest in his split-dollar life policies. Also, at the Retirement Date, all options previously granted to Dr. Tempero and not then vested, will accelerate and become immediately exercisable, provided, that the exercise of any options after the Retirement Date will be subject to satisfaction of the conditions that Dr. Tempero does not (i) violate the non-compete or confidentiality provisions contained in the Retirement Agreement or (ii) otherwise engage in conduct, which in the opinion of the Board of Directors, adversely affects MGI. If the conditions described in (i) or (ii) are not satisfied, the options may, by decision of the Board of Directors, become null and void.

     On the Retirement Date, Dr. Tempero's termination agreement (see discussion below under "-- Termination Agreements") with the Company will become null and void. Should a change in control of MGI occur after the Retirement Date but prior to September 30, 1997, all monies yet to be paid to Dr. Tempero under the Retirement Agreement shall immediately be paid to him in lump sum.

     None of the Company's executive officers currently has a written employment agreement. Each executive officer does, however, have a termination agreement with the Company providing that, following a "Change in Control" (as defined) of the Company, if such officer is terminated by the Company without "Cause" (as defined) or leaves for "Good Reason" (as defined), then (i) such officer will be entitled to receive a lump-sum cash payment equal to 36 times his monthly base salary (as in effect at the time of the Change in Control or the termination, whichever is higher, which as of this date, would amount to $841,500 for Dr. Tempero, $447,000 for Mr. Adam, $412,056 for Ms. Gille, $502,200 for Mr. Lee, $526,680 for Dr. Muscoplat and $660,750 for Dr. Shrotriya) and payment of legal fees and expenses relating to the termination, and (ii) any noncompetition arrangement between such officer and the Company will terminate. The lump-sum amount payable under each termination agreement is subject to reduction to avoid nondeductibility of any payment or benefit (under the termination agreement or any other arrangement with such officer) solely by reason of Section 280G of the Code. Section 280G provides that if "parachute payments" (compensatory payments contingent on a change in control) made to a covered individual exceed three times such individual's "base amount" (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over such individual's base amount will not be deductible by the Company. Under the termination agreements, "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Board of Directors or another event which the majority of the Continuing Directors determines to be a change in control; "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and "Good Reason" is defined to include a change in the officer's responsibility or status, a reduction in salary or benefits or a mandatory relocation. In addition, to the payments received upon a Change in Control of the Company, Dr. Shrotriya's termination agreement provides that if, prior to a Change in Control, Dr. Shrotriya is terminated by the Company without Cause, he will be entitled to a termination benefit payment equal to 12 times his monthly base salary (as in effect in the month preceding the month in which the termination occurs).

STOCK OPTIONS

     The following table summarizes option grants made by the Company to each of its executive officers named in the Summary Compensation Table above as a part of such person's 1995 base compensation.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995


                                           INDIVIDUAL GRANTS
                        -------------------------------------------------------    POTENTIAL REALIZABLE
                                            % OF                                     VALUE AT ASSUMED
                                            TOTAL                                      ANNUAL RATES OF
                         NUMBER OF        OPTIONS                                       STOCK PRICE
                         SECURITIES      GRANTED TO      EXERCISE                       APPRECIATION
                         UNDERLYING      EMPLOYEES       OR BASE                    FOR OPTION TERM (2)
                          OPTIONS        IN FISCAL        PRICE      EXPIRATION     -------------------
       NAME             GRANTED (1)      YEAR 1995      ($/SHARE)       DATE           5%        10%
------------------      -----------      ---------      ---------    ----------     --------   --------
Kenneth F. Tempero         60,000          15.63%         $5.75        1/10/05      $216,969   $549,841

James V. Adam              22,000           5.73%         $5.75        1/10/05      $ 79,555   $201,608

Lori-jean Gille            11,500           3.00%         $5.75        1/10/05      $ 41,586   $105,386

Jon C. Lee                 45,000          11.72%         $4.00        7/11/05      $113,201   $286,874

Charles C. Muscoplat       22,000           5.73%         $5.75        1/10/05      $ 79,555   $201,608

Rajesh C. Shrotriya        11,500           3.00%         $5.75        1/10/05      $ 41,586   $105,386

    -----------------
    (1) All but Mr. Lee's options are exercisable as follows: 20% of such option shares on July 10, 1995; 40% of such option shares on July 10, 1996; 60% of such option shares on July 10, 1997; 80% of such option shares on July 10, 1998; and 100% of such option shares on July 10, 1999. Mr. Lee's options are exercisable as follows: 20% of such shares on July 11, 1995; 40% of such option shares on July 11, 1996; 60% of such option shares on July 11, 1997; 80% of such option shares on July 11, 1998; and 100% of such option shares on July 11, 1999. Upon the occurrence of certain defined acceleration events, these options would become immediately exercisable. All options were granted with an exercise price of $5.75, with the exception of Mr. Lee's which were granted with an exercise price of $4.00 per share. The exercise price of all options was the closing price of the Common Stock on the Nasdaq National Market on the date of grant. All of Dr. Tempero's, Mr. Adam's, Mr. Lee's and Dr. Muscoplat's options were granted in tandem with limited stock appreciation rights (a "Limited Right"). Each Limited Right is exercisable for cash in lieu of such associated options only upon the occurrence of certain changes in control.
    (2) These amounts represent certain assumed rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

     The following table summarizes option exercises during the year ended December 31, 1995 by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 1995.

        AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 1995
                 AND VALUE OF OPTIONS HELD AT DECEMBER 31, 1995


                                                             NUMBER OF
                                                            SECURITIES           VALUE OF
                                                            UNDERLYING          UNEXERCISED
                                                            UNEXERCISED        IN-THE-MONEY
                                                          OPTIONS HELD AT     OPTIONS HELD AT
                                                         DECEMBER 31, 1995   DECEMBER 31, 1995
                       SHARES ACQUIRED       VALUE         (EXERCISABLE/       (EXERCISABLE/
       NAME              ON EXERCISE      REALIZED (1)    UNEXERCISABLE)     UNEXERCISABLE) (1)
------------------     ---------------   --------------  -----------------   ------------------
Kenneth F. Tempero            0               $0.00       272,880/115,500      $   0.00/$0.00

James V. Adam                 0               $0.00         86,400/43,100      $ 12,031/$0.00

Lori-jean Gille               0               $0.00          9,744/29,399      $   0.00/$0.00

Jon C. Lee                    0               $0.00          9,000/36,000      $3,938/$15,750

Charles C. Muscoplat          0               $0.00        147,938/45,350      $   0.00/$0.00

Rajesh C. Shrotriya           0               $0.00          2,875/27,625      $   0.00/$0.00
-------------------

(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or December 31, 1995.

                         COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total shareholder return on MGI's Common Stock with the cumulative total return on the Nasdaq National Market (U.S. Companies) Index and on The Nasdaq Pharmaceutical Stock Index for the last five fiscal years (assuming the investment of $100 in each on December 31, 1990, and the reinvestment of all dividends).


                             [GRAPH APPEARS HERE]



                                        12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95
                                        --------  --------  --------  --------  --------  --------
MGI PHARMA, INC.                           100       411       272       328       139        99
Nasdaq Stock Market (U.S. Companies)       100       161       187       215       210       296
Nasdaq Pharmaceutical Stock Index          100       266       221       197       148       271

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth as of March 18, 1996, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to Common Stock beneficially owned by directors of the Company, the executive officers of the Company, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

                                                             Amount and Nature
Name of Beneficial Owner                                  of Beneficial Ownership  Percent of Class
----------------------------------------------------------------------------------------------------
Kopp Investment Advisors, Inc. (1)                                      1,500,594              11.7%
  6600 France Avenue
  Suite 672
  Edina, Minnesota 55435

Dainippon Pharmaceutical Co., Ltd. (2)                                    750,000               5.9%
  6-8 Doshomachi, 2-Chome
  Chuo-Ku, Osaka, 541 Japan

Frederick W. Armstrong (3)                                                 32,532                 *

Charles E. Austin (3) (4)                                                  76,032                 *

Hugh E. Miller (3) (5)                                                     17,125                 *

Robert W. Powell, Jr. (3)                                                  17,325                 *

Lee J. Schroeder (3)                                                       25,821                 *

Kenneth F. Tempero (3) (6)                                                314,153               2.5%

James V. Adam (3) (6)                                                     131,100               1.0%

Lori-jean Gille (3) (6)                                                    27,182                 *

Jon C. Lee (3) (7)                                                         16,000                 *

Charles C. Muscoplat (3) (6)                                              176,254               1.4%

Rajesh C. Shrotriya (3) (6)                                                 8,953                 *

All directors and executive                                               818,152               6.4%
  officers as a group (11 persons) (3) (4) (5) (6) (7)

-----------------------
* Less than 1%

(1) Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 6, 1996, filed with the Securities and Exchange Commission. Such
    Schedule 13G indicates that while Kopp Investment Advisors, Inc. beneficially owns and exercises shared investment discretion with respect to such shares, it does not vote and is not the record owner of such shares. Also includes 50,000 shares held in an individual retirement account of LeRoy C. Kopp and 20,000 shares held in Caring and Sharing Foundation, a family foundation controlled by Mr. Kopp, all of which shares are voted by Mr. Kopp.

(2) Disclosure is made in reliance upon a statement on Schedule 13D, dated as of April 28, 1995, filed with the Securities and Exchange Commission.

(3) Includes the following number of shares which could be acquired within 60 days of March 18, 1996 through the exercise of stock options: Mr. Armstrong, 27,532 shares; Mr. Austin, 30,032 shares; Mr. Miller, 13,125 shares; Mr. Powell, 13,125 shares; Mr. Schroeder, 18,548 shares; Dr. Tempero, 287,880 shares; Mr. Adam, 91,900 shares; Ms. Gille, 18,552 shares; Mr. Lee, 9,000 shares; Dr. Muscoplat, 153,438 shares; Dr. Shrotriya, 5,750 shares; and all directors and executive officers as a group, 668,882 shares.

(4) Excludes 7,000 shares beneficially owned by Mr. Austin's spouse and disclaimed by Mr. Austin.

(5) Excludes 1,000 shares owned by Mr. Miller's spouse and disclaimed by Mr. Miller.

(6) Includes the following number of shares beneficially owned through the Company's Retirement Savings Plan: Dr. Tempero, 9,072 shares; Mr. Adam, 13,907 shares; Ms. Gille, 4,004 shares; Dr. Muscoplat, 8,915 shares; and Dr. Shrotriya, 842 shares.

(7) Excludes 400 shares beneficially owned by Mr. Lee's spouse and disclaimed by Mr. Lee.

                             CERTAIN TRANSACTIONS

  Pursuant to the Company's Stock Acquisition Assistance Loan Program (the "Loan Program"), the Company may make loans to selected key employees for the exercise of options granted under its 1984 Stock Option Plan and its 1994 Stock Incentive Plan or payment of taxes resulting from exercise of nonqualified stock options granted under the 1984 Stock Option Plan and 1994 Stock Incentive Plan or conversion of restricted stock units. The Loan Program is administered by the Compensation Committee. All loans made under the Loan Program bear interest at a rate equal to the lesser of (i) the minimum applicable rate to prevent imputation of interest as publicly announced from time to time by the Internal Revenue Service (5.05% as of March 1, 1996), and (ii) 4.5% above the discount rate on ninety-day commercial paper in effect at the Federal Reserve Bank in the Federal Reserve District encompassing Minnesota (9.5% as of March 1, 1996). Accrued interest is payable annually prior to maturity. Loans are full recourse, unsecured obligations with principal and accrued interest payable on demand (or upon earlier default, death or termination of employment). The amount of principal which may be outstanding to any participant on any date under the Loan Program may not exceed 200% of such participant's annual base salary on such date.

  As of December 31, 1995, Dr. Tempero, Mr. Adam and Dr. Muscoplat had outstanding balances under the Loan Program of $429,500, $50,293 and $49,067, respectively, all of which was borrowed in connection with the exercise of stock options by such individuals. The largest amount outstanding under the Loan Program during 1995 was $549,400 for Dr. Tempero, $52,650 for Mr. Adam and $86,875 for Dr. Muscoplat. At March 18, 1996, Dr. Tempero and Dr. Muscoplat had fully paid off their loans and had no outstanding balances under the Loan Program; Mr. Adam's loan balance at March 18, 1996 was $47,935.

                            SECTION 16(A) REPORTING

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and such beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1995, all Section 16(a) reporting requirements applicable to the Company's directors, executive officers and such beneficial owners were complied with.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed KPMG Peat Marwick as independent auditors for the Company for the fiscal year ending December 31, 1996. A proposal to ratify that appointment will be presented at the Annual Meeting. KPMG Peat Marwick has served as the Company's auditors since the Company's incorporation and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the appointment of KPMG Peat Marwick is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

  Any proposal by a shareholder to be presented at the next annual meeting of shareholders must be received at the Company's principal executive offices, Suite 300E, Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, no later than November 30, 1996.

                             BY ORDER OF THE BOARD OF DIRECTORS


                             Lori-jean Gille
                             Secretary
March 29, 1996

--------------------------------------------------------------------------------

PROXY

                                MGI PHARMA, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 29, 1996, revoking all prior proxies, hereby appoints Charles E. Austin and James V. Adam, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of MGI PHARMA, INC. (the "Company") to be held on May 14, 1996, and at all adjournments thereof, as specified below on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

1. ELECTION OF FREDERICK W. ARMSTRONG, CHARLES E. AUSTIN, HUGH E. MILLER, ROBERT
   W. POWELL, JR., LEE J. SCHROEDER AND KENNETH F. TEMPERO AS DIRECTORS FOR THE TERM DESCRIBED IN THE PROXY STATEMENT.

     [_] VOTE FOR all nominees listed         [_] WITHHOLD AUTHORITY to vote for
         above (except as marked to               all nominees listed above.
         the contrary below).

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
2. RATIFICATION AND APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR ITEM 2 AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

              (continued and to be dated and signed on other side)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

    Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have signed in full corporate name by President or other authorized officer. If a partnership, please have signed in partnership name by authorized person.


                                              ---------------------------------
                                                          Signature

                                              ---------------------------------
                                                 Signature (if held jointly)

                                              DATED: ____________________, 1996

                                              PLEASE MARK, SIGN, DATE AND
                                              RETURN THIS PROXY CARD PROMPTLY
                                              USING THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------